UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 30, 2007

MEDIA SCIENCES INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	1-16053	87-0475073
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8 Allerman Road, Oakland, New Jersey 07436

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (201) 677-9311

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.313e-4(c))

Item 8.01 Other Events.

On March 30, 2007, Media Sciences International, Inc. (the “Company”) entered into a proposal and Preliminary Term Sheet (the “Term Sheet”) with PNC Bank, National Association. The Term Sheet is for a $10 million secured line of credit (the “Credit Facility”), which is to replace the Company’s current $3 million line of credit, and it is also for a $1 million secured equipment/lease line (the “Lease/Term Facility”). The Credit Facility is to be guaranteed by the Company’s domestic subsidiaries, and to be secured by the assets of the Company and its domestic subsidiaries, and by a 65% equity interest in the Company’s foreign subsidiaries. The interest rate on the Credit Facility is anticipated to be at the bank’s prime rate minus 0.75%, fully fluctuating, which is a lower rate than the Company’s existing credit facility which bears interest at the bank’s prime rate. The Company will pay a commitment fee on the unused portion of the Credit Facility at the annual rate of 0.125%. The Credit Facility expected to mature three years from the closing of the transactions. The Credit Facility is intended to be for general corporate and working capital purposes, and for permitted acquisitions. The Credit Facility is expected to include reporting and financial covenants. The transactions contemplated by the Term Sheet are nonbinding and remain subject to entering into a commitment letter or a definitive agreement.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits

Exhibit Number	Description of Exhibit
10.1	Form of Preliminary Term Sheet with PNC Bank

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDIA SCIENCES INTERNATIONAL, INC.

Date: April 2, 2007	By: /s/ Kevan D. Bloomgren
Kevan D. Bloomgren, Chief Financial Officer

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